Exhibit 4.13

Power of Attorney

Date: January 28, 2019

We, Yao Hong (with Identification Card No.: ***), Deqing Jinxiu Management Consulting Partnership (Limited Partnership)(with Unified Social Credit Code No.: ***), a citizen of the People's Republic of China (“China”) or an entity established and existing under the laws of the PRC, and joint holders of 100% of the entire registered capital in Hangzhou Yuntuo group co., LTD. (“Domestic Company”) (“Our Shareholding”), hereby irrevocably authorize Weidai Co., Ltd. (the “WFOE”) to exercise the following rights relating to Our Shareholding during the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of ourselves as our exclusive agent and attorney with respect to all matters concerning our Shareholding, including without limitation to: 1) propose, convene and attend shareholders' meetings of Domestic Company; 2) exercise all the shareholder's rights and shareholder's voting rights we are entitled to under the laws of China and Domestic Company’ Articles of Association, including but not limited to the sale or transfer or pledge or disposition of our Shareholding in part or in whole; 3) designate and appoint on behalf of ourselves the legal representative (chairperson), the director, supervisor, the chief executive officer (or general manager) and other senior management members of Domestic Company; and 4) obtain the information with respect to the operation, business, clients, finance, employees and other relevant information of Domestic Company and inspect related records and materials.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which we are required to be a party, on behalf of ourselves, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which we are parties.

All the actions associated with Our Shareholding conducted by the WFOE shall be deemed as our own actions, and all the documents related to Our Shareholding executed by the WFOE shall be deemed to be executed by me. When acting in respect of any and all of the aforementioned matters, the WFOE may act at its own discretion and does not need to seek our prior consent. We hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to we or obtaining our consent.

So long as we are shareholders of Domestic Company, this Power of Attorney shall be irrevocably and continuously valid and effective from the date of its execution, unless the WFOE issues adverse instructions in writing. Once the WFOE instructs me in writing to terminate this Power of Attorney in whole or in part, we will immediately withdraw the authorization herein granted to the WFOE and execute power(s) of attorney in the same format of this Power of Attorney, granting to other persons nominated by the WFOE the same authorization under this Power of Attorney.

Power of Attorney

During the term of this Power of Attorney, we hereby waive all the rights associated with Our Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by ourselves

This Power of Attorney is written in Chinese and English with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Power of Attorney

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Power of Attorney as of the date first written above.

Yao Hong

By:	/s/ Hong Yao

Power of Attorney-Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Power of Attorney as of the date first written above.

Deqing Jinxiu Management Consulting Partnership (Limited Partnership) (Company Seal)

By:	/s/ Qinqin He

Name: Qinqin He

Power of Attorney-Signature Page